Exhibit 10.11

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    [Date] Equity Agreement
GE HealthCare Technologies Inc. 2023 Long-Term Incentive Plan (“LTIP”)

GE HealthCare Deferred Stock Unit Agreement (“Agreement”)
For <<Director Name>>

Grant Date	Deferred Stock Units (“DSUs”)
Date	<<Number>>

1.     Grant. The individual named in this Agreement (“Recipient”) elected to defer cash retainers otherwise payable for service on the Board of Directors of GE HealthCare Technologies Inc. (“Company”) under the terms of the Non-Employee Director Compensation and Benefits Plan (“Director Compensation Plan”). As a result, the Recipient has automatically been granted the number of DSUs above, subject to the terms of this Agreement, as of the date of the Company’s annual meeting (“Grant Date”). Each DSU entitles the Recipient to receive from the Company (i) one share of Common Stock and (ii) a cash payment in respect of Dividend Equivalents (described below), each in accordance with the terms of the Recipient’s deferral election under the Director Compensation Plan, this Agreement, the LTIP, and any rules, procedures and sub-plans (including country addenda) adopted by the Board of Directors of the Company (“Board”).

2.     Vesting.  DSUs shall be vested on the Grant Date.

3.     Dividend Equivalents.  The Company will establish an amount for each DSU equal to the per share quarterly dividend payments made to the Company’s stockholders during the period beginning on the Grant Date and ending on the date that the shares of Common Stock are delivered to the Recipient (“Dividend Equivalents”). The Company shall accumulate Dividend Equivalents and, upon delivery of the related DSU, will pay the Recipient a single lump sum cash amount equal to the Dividend Equivalents on the same date that a share of Common Stock is delivered with respect to such DSU, as described in Section 4 of this Agreement. Any accumulated and unpaid Dividend Equivalents attributable to a DSU that is cancelled are immediately forfeited upon cancellation and will not be paid.

4.     Delivery and Tax Withholding.  Within two weeks of the date on which the Recipient has elected to receive DSUs after the end of the Recipient’s service on the Board under the Director Compensation Plan, the Company shall deliver to the Recipient a number of shares of Common Stock equal to the number of DSUs and the Dividend Equivalent cash amount with respect to each DSU (in each case net of any applicable tax withholding and fees).

Delivery shall be electronic, through the brokerage account established by the Company for the Recipient, or in such other medium as is determined by the Company. The Recipient is ultimately responsible for any and all applicable taxes, regardless of the any withholding or reporting. Notwithstanding the foregoing, the date of issuance or delivery of shares of Common Stock may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such shares of Common Stock to the extent such postponement is permissible under Section 409A of the Code.

5.    Data Security and Privacy.

i.     Data Collection, Processing and Usage. Personal data collected, processed and used by the Company in connection with Awards under the LTIP includes the Recipient’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, citizenship, any shares of Common Stock or directorships held in the Company, and details of all Awards granted, credited, cancelled, exercised, vested, or outstanding. In granting or crediting Awards under the LTIP, the Company will collect the Recipient’s personal data for purposes of allocating shares of Common Stock in settlement of the Awards and implementing, administering and managing the LTIP.
ii.    Administrative Service Provider. The Company transfers the Recipient’s personal data to UBS Financial Services, which assists with the implementation, administration and management of the LTIP (the “Third-Party Administrator”).  In the future, the Company may select a different Third-Party Administrator and share the Recipient’s personal data with another company that serves in a similar manner. The Third-Party Administrator will open an account for the Recipient to receive and trade shares of Common Stock acquired under the LTIP.  The Recipient will be asked to agree on separate terms and data processing practices with the Third-Party Administrator, which is a condition to the Recipient’s ability to participate in the LTIP. The privacy policy of the Third-Party Administrator may be reviewed on the UBS Financial Services portal.

6.     Additional Requirements. The Company reserves the right to impose other requirements on the Award, shares of Common Stock acquired pursuant to the Award, and the Recipient’s participation in the Director Compensation Plan and the LTIP to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the LTIP. Without limiting the generality of the foregoing, the Company may require the Recipient to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

7.     Terms and Definitions.  Except to the extent that the context clearly provides otherwise, all capitalized terms used in this Agreement have the same meaning as given such terms in the LTIP. This Agreement is subject to the terms and provisions of the LTIP, which are incorporated by reference. In the event of any conflict between the provisions of this Agreement and those of the LTIP, the provisions of the LTIP shall control.

8.    Interpretation and Construction. This Agreement and the LTIP shall be construed and interpreted by the Board, in its sole discretion. Any interpretation or other determination by the Board (including correction of any defect or omission and reconciliation of any inconsistency) shall be binding and conclusive. All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Agreement shall be made in the Board’s sole discretion. Determinations made under this Agreement and the LTIP need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

9.    Severability. The invalidity or unenforceability of any provision of the LTIP or this Agreement will not affect the validity or enforceability of any other provision of the LTIP or this Agreement, and each provision of the LTIP and this Agreement will be severable and enforceable to the extent permitted by law.

10.    Stockholder Rights. The Recipient shall not have any voting or other stockholder rights unless and until shares of Common Stock are actually delivered to the Recipient.

11. No Service Rights. The Award described in this Agreement does not give the Recipient any rights in respect of continued service on the Board or otherwise with the Company or any Affiliate.

12.    No Transfer or Assignment. No rights under this Award shall be assignable or transferable by the Recipient, except to the extent expressly permitted by the LTIP.
13.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Recipient and the Recipient’s beneficiaries, executors or administrators.

14.    Section 409A. To the extent applicable, this Agreement shall be construed and administered consistently with the intent to comply with or be exempt from the requirements of Section 409A of the Code and any state law of similar effect (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4) and/or another exemption). Where the Agreement specifies a window during which a payment may be made, the payment date within such window shall be determined by the Company in its sole discretion.

15.    Entire Agreement.  This Agreement, the LTIP, and any rules, procedures and sub-plans (including country addenda) adopted by the Board contain all of the provisions applicable to the DSUs. No other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Recipient.

16.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this or other Awards under the LTIP by electronic means. The Recipient will participate in the LTIP through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.    Global Addendum. Notwithstanding any provisions in this document to the contrary, the DSUs will also be subject to the special terms and conditions set forth on Appendix A for Recipients who reside outside of the United States. Moreover, if a Recipient is not a resident of any of the countries listed on Appendix A as of the Grant Date, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to the Recipient, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the LTIP. Appendix A constitutes part of this Agreement.